UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Sonim Team,

If you own shares of Sonim stock, then please vote on the current proxy before the December 29, 2025 deadline. If you have your shares with E-Trade, then you should have received an email from E-Trade around December 12, 2025. Please follow the instructions in the email to vote. If you did not receive an email, then please contact Sonim’s solicitor Sodali to get your voting information at:

Sodali

430 Park Avenue, 14th Floor,
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: SONM@investor.sodali.com

Sonim’s management and Board of Directors recommend that you vote FOR the following proposals:

Proposal 1 — The Asset Sale Proposal

Proposal 2 — The Advisory Compensation Proposal

Proposal 3 — The Adjournment Proposal

Proposal 1 is to approve the sale of Sonim’s assets to Nexa (Social Mobile). Passing this proposal will ensure that the Sonim brand will continue and that many Sonim employees can continue to support Sonim products.

Sonim’s management and Board of Directors recommend that you vote FOR Proposals 1, 2, and 3.

It is very important that everyone votes. Please read the materials and cast your vote as soon as you can.

Important Additional Information

This communication relates to the proposed transaction involving Sonim. In connection with the proposed transaction, Sonim has filed with the SEC the proxy statement relating to a special meeting of its stockholders, as supplemented by the proxy supplement dated December 19, 2025 (collectively, the “Proxy Statement”), and may file other documents with the SEC relating to the proposed transaction. Except for the changes to the Proxy Statement referenced in this communication, this communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders can obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim at ir@sonimtech.com.

Participants in the Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), Mike Mulica (Executive Chairman), and Sonim’s directors — James Cassano, Jack Steenstra, and George Thangadurai — under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the proposed transaction.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance,” and “Certain Relationships and Related Party Transactions”   of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025 and “Security Ownership of Certain Beneficial Owners and Management” of this the proxy stated supplement dated December 19, 2025.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement or other materials to be filed with the SEC in connection with the proposed transaction, if and when they become available. These documents will be available free of charge as described above.